Exhibit 99.2
CORPORATE PARTICIPANTS
Steven Gerard
CBIZ, Inc. — Chairman and CEO
Ware Grove
CBIZ, Inc. — SVP, CFO
CONFERENCE CALL PARTICIPANTS
Josh Vogel
Sidoti & Company — Analyst
Bill Sutherland
Boenning & Scattergood — Analyst
Jim MacDonald
First Analysis — Analyst
Ted Hillenmeyer
Northstar Partners — Analyst
PRESENTATION
Operator
Good morning, ladies and gentlemen, and welcome to the CBIZ Third Quarter 2009 Results Conference Call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session. Please note that this conference is being recorded. I’ll now turn the call over to Mr. Steven Gerard. Mr. Gerard you may begin.
Steven Gerard — CBIZ, Inc. — Chairman and CEO
Thank you John, and good morning everyone. Thank you for calling in to CBIZ’s third quarter conference call. Before I begin my comments I would like to remind you of a few things. As with all our conference calls, this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call, you are welcome to listen in, however, I ask that if you have questions you hold them until after the call and we’ll be happy to address them at that time. This call is also being webcast and you can access the call over our website www.cbiz.com.
You should all have received a copy of the press release, which we issued this morning. If you did not, you can access it on our website or you can call our corporate office for a copy. Finally, please remember that during the course of the call we may make forward-looking statements, these statements represent management’s intentions, hopes, beliefs, expectations and predictions of the future. Actual results can and sometimes do differ materially from those projected in forward-looking statements. Additional information concerning the factors that could cause actual results to differ materially from those in the forward-looking statements, they are contained in our SEC filings Form 10-K and press releases.
Joining me on the call this morning is Ware Grove, our Chief Financial Officer. Prior to the opening, this morning we were pleased to announce our third quarter and nine-month results in what is traditionally our slowest quarter and what is clearly the most challenging in the economic environment we have operated in. Nevertheless, we were able to post growth in both revenue earnings and earnings per share for the three months and the six months, and we are pleased with those results.
What I’ll do now is turn this over to Ware to give you some of the details and then I’ll return at the end to talk about the environment that we find ourselves operating in.
Ware Grove — CBIZ, Inc. — SVP, CFO
Good morning, thank you Steve. As is our normal practice I want to take a few minutes and review the highlights of the numbers we released this morning for the third quarter and nine-month results for 2009. Now as I have commented previously throughout this year, please bear in mind that the results for 2008 have been restated to reflect the impact of the new accounting treatment that was adopted in January of 2009, to change the manner of recording interest expense on the convertible notes. As a result of implementing those accounting changes we are reporting interest at the rate of 7.8%, which is more than the coupon rate of 3.125%. So there is a non-cash charge in order to reflect the total interest expenses at 7.8%.
The non-cash interest expense charge is outlined as a component in our cash earnings per share calculation, which is included in our earnings release. We have previously commented that the impact of this change in accounting is $0.01 per share each quarter as we restate each quarter in 2008. Please note that this impact is expected to result in a restated $0.50 per share for the full year 2008, a reduction of $0.03 per share from the $0.53 earnings per share we reported for 2008, because of the rounding impact of these quarterly adjustments.
The other issue I want to highlight is something that we have talked about in the past and that is the accounting impact for investment gains and losses on the assets held in our deferred compensation plan. This can be very confusing and will present a challenge in analyzing gross and operating income margin trends if this is not clearly understood.
At September 30, 2009 the market value of the assets held in this plan was approximately $25.9 million. You may remember that as the assets gain in value that this gain is recorded as additional compensation expense. This additional compensation expense reduces the reported operating income margin. Conversely, as assets decline in value, losses will serve to reduce compensation expense and the impact is to increase the reported operating income margin. It is important to remember, however, that there is an equal offset to either market gains or losses recorded in other income. So there is no impact to the reported pre-tax income margin and we continue to focus on our pre-tax margin as the best measure of our operating leverage.
The amounts of the gains or losses are outlined in the notes to our schedules in the earnings release. But as we have progressed through 2009 the impact to our reported results has become significant due to the fact that losses were experienced in 2008 and now in 2009 we have experienced substantial gains. If you eliminate the impact of this item, the operating income margin is 9.7% in 2009 and the operating income margin is 9.8% in 2008 for the first nine months. For the third quarter, the operating income margin was 5.4% in 2009 compared with 6.1% in 2008, if this line item is eliminated from both years.
Now, as Steve commented, seasonally the third quarter historically has been our most challenging quarter. Revenue for the third quarter in 2009 grew to $179.0 million, which was 6.5% greater than the third quarter a year ago. Acquisitions contributed $22.7 million to our revenue growth in the third quarter, and we continue to be pleased with the performance of our Financial Services businesses in New York and New England, which were acquired in the fourth quarter of 2008. Same-unit revenue for the third quarter declined by 7.0%. For the nine months ended September 30, 2009, total revenue grew to $588.3 million, an increase of 8.8% over a year ago. Acquisitions net of divestitures contributed $72.1 million to revenue growth. Same-unit revenue for the nine months has declined by 4.6%.
Looking at our various segments, in Financial Services, same-unit revenue was down by 8.3% in the third quarter and has declined by 5.0% for the nine months. As we had previously commented, the third quarter in this segment is our most challenging and revenue in this segment has been impacted by the challenging economic environment in 2009. But we are pleased that we’ve been able to achieve a modest increase in rates even though demand for services has been soft. We operate about 25 different business units in this segment throughout the U.S., and as we commented earlier this year, about half of the same-unit revenue reduction is focused in two markets where we have experienced changes in leadership within the past year.
Now looking at our Employee Services segment, same-unit revenue declined by 8.0% in the third quarter and has declined by 6.2% for the nine months. This group has been impacted by several factors this year. In addition to general pressures of higher unemployment levels that impact revenues related to group health and payroll processing services, there is softer demand for HR outsourcing and recruiting services. We also provide retirement investment advisory services to a number of clients, and revenue related to this service has been negatively impacted generally related to lower equity values throughout 2009 compared to 2008. In addition, in connection with our payroll services, on average we carry about $65 million of investable balances related to processing client payrolls. In 2009, the investment yield on these balances is about 300 basis points lower than that in 2008. So, doing the quick math there is a negative impact of $1.2 million for the first nine months of 2009 compared to 2008. These three specific factors account for slightly more than half of this decline in same-unit revenue in the Employee Services segment.
Our revenue in our Medical Management Professional segment is down 1.2% for the nine months. As we have commented in the past, revenue for 2009 is expected to be relatively flat compared to 2008 in this segment. In 2009, we have experienced some client attrition due to consolidation of physician groups in the market, some clients have lost their hospital contracts and there are generally lower hospital patient census counts that impact the hospital-based physician practices that we serve through this segment. You can also, however, see the results in this segment do reflect our cost management efforts as we have improved margins in spite of the relatively flat revenue.
Same-unit revenue in our National Practice segment, which is primarily comprised of technology related services, is down 7.0% for the nine months. We’re continuing to see clients defer technology investments and purchases due to the uncertainty in the economic outlook.
In light of the challenging environment in 2009, our discretionary expenses are being managed very carefully throughout the Company and we have taken major steps to right size our business with a particular focus on Financial Services in order that we match the appropriate level of staffing to client demand. As a result of these actions, we have recorded approximately $1.6 million of severance-related costs in 2009, and this has impacted pre-tax income margin by 27 basis points through the first nine months.
Interest expense in 2009 has increased from $8.0 million in 2008 to $10.2 million for the first nine months of 2009, and this increased expense has impacted margin by 37 basis points for the first nine months. The increased level of borrowing in 2009 is primarily driven by our acquisition activity that occurred in the fourth quarter of 2008.

Days sales outstanding at September 30, 2009 were 70 days compared with 71 days a year-ago. Cash flow and collections on receivables have remained strong through the third quarter, but we have recorded a higher level of bad debt expense as a prudent measure to recognize isolated and specific instances where additional reserves are necessary. As a result, we have recorded $6.3 million of expense in 2009 or about 106 basis points of revenue compared with $4.2 million or about 77 basis points during the first nine months of 2008. So the impact of this item on pre-tax margin is a negative 29 basis points through the first nine months of 2009.
So with all that, the pre-tax income margin for nine months is 8.3% for 2009 compared with 8.4%, a reduction of 10 basis points for the first nine months, and that includes the 93 basis points total negative impact of the increased bad debt expense, severance expense and interest expense that I just outlined.
You will note that our tax rate declined in the third quarter of 2009 and this reflects the release of several tax reserves due to the expiration of statutory periods for review of these items. As a result of these items, we are now projecting a full-year effective tax rate for 2009 of approximately 39% to 39.25% and that compares with an effective full-year rate in 2008 of 38.1%.
As you look at the cash earnings per share schedule attached to the release, you will clearly see the impact of increased non-cash depreciation and amortization expense and the other items outlined. For the nine months of 2009, we have recorded $15.3 million of depreciation and amortization expense compared with $11.3 million for the nine months ended September 30, 2008. The increase being primarily driven by an increase in amortization of intangible assets related to our acquisition activity. This item along with other non-cash items resulted in a cash EPS of $0.83 for the first nine months of 2009 compared to $0.71 per share for the nine months a year-ago. This is an increase of 16.9%.
Capital spending for the first nine months of 2009 was approximately $3.5 million and spending on acquisition related activities has totaled approximately $16.9 million for the first nine months, of which approximately $12.8 million occurred in the third quarter. In addition, we repurchased 890,000 shares of our common stock during the third quarter at a cost of approximately $6 million and for the first nine months we have repurchased approximately 1.7 million shares at a total cost of approximately $12.7 million. As a reminder, our priority for using capital continues to be in making strategic acquisitions. Share purchase activity is secondary and will be opportunistic. We commented earlier this year that share repurchase activity would likely be limited to repurchasing a number of shares in order to offset the diluted impact of share grants and acquisitions and that is the case today in 2009.
Outstanding debt on our unsecured bank credit facility was $115.7 million at September 30, 2009 compared with $125 million at the beginning of the year, or a reduction of approximately $9 million. As I just described, share repurchases and acquisition payments resulted in a total non-operating use of funds of nearly $30 million for the nine months ended September 2009. So the positive cash flow contribution from operations is about $39 million for the year-to-date before considering these non-operating uses of funds. As a reminder, our unsecured bank credit facility has total availability of $214 million with an accordion feature that will increase this to $250 million should the need arise. This facility expires in November of 2012.
EBITDA for the first nine months was $73.4 million, an increase of 14.1% over a year ago. Our balance sheet remains strong. We continue to generate strong cash flow through 2009 and we have good access to capital, which gives us flexibility to address strategic options, including acquisitions. Same-unit revenue growth has been a challenge and we have taken a number of appropriate measures to control expenses in order to protect earnings and margins.
In conclusion, we are happy that we are achieving growth in both revenue and in earnings for 2009 in what has been a very challenging year. As we enter the fourth quarter of 2009, again, bear in mind, that as we restate 2008, that will result in a comparison with fully diluted earnings per share of $0.50 for 2008 as we described earlier. With fully diluted earnings per share increasing to $0.48 per share for the nine months of 2009, we’re about 6.7% ahead of a year-ago. We expect for the full year we will record an increase in earnings per share of about $0.54 to $0.55, which will be an increase of about 8% to 10% over the $0.50 per share in 2008.
So with those comments, I’ll conclude, and I will turn it back over to Steve.
Steven Gerard — CBIZ, Inc. — Chairman and CEO
Thank you, Ware. Let me address a few other issues that I know you’re interested in. It was originally my thought that by this date we would have some degree of clarity coming out of Washington as to what the new healthcare reforms were likely to be and be in a position to advise you as to the possible impact on our businesses. Unfortunately that is not the case, and we are still viewing dramatically different proposals in the Senate and the House with no clear conclusion at this point as to what might be enacted and therefore what might impact us.
So at this point we are monitoring it carefully. We are of course looking for both, we are looking for the opportunity in both our Group Health businesses and our MMP business, but at this point there really isn’t much to advise you because we do not have anything coming out of Washington that we are comfortable will actually happen.

As Ware mentioned before, the two large acquisitions we made, New York and New England, are both performing very well and on plan, and we’re very satisfied and comfortable with that. Our acquisition pipeline is as full today as it normally is and we have a good backlog of possible transactions, although it is too early to call at this point those that may close in 2009 or those that may go into 2010.
At this point I would like to stop and take the questions of our shareholders and analysts, and then return with some concluding remarks.
QUESTION AND ANSWER
Operator
Thank you. Our first question comes from Josh Vogel from Sidoti. Please go ahead.
Josh Vogel — Sidoti & Company — Analyst
Hey, good morning. Steve and Ware how are you?
Steven Gerard — CBIZ, Inc. — Chairman and CEO
Great, Josh.
Josh Vogel — Sidoti & Company — Analyst
Thanks for taking my questions. The same-unit sales decline in the Financial Services Segment of about 8%, little bit more than what I was looking for. But I was just curious, I am not sure if you’re parsing it out for us, but the two acquisitions you completed in late December, was same-unit sales down in line with the overall business or are you seeing those outperform or underperform?
Steven Gerard — CBIZ, Inc. — Chairman and CEO
I think that the two acquisitions we completed are pretty close to the plan that we thought. As you put them together, I think one may be slightly ahead and one might be slightly behind, but they are basically on plan.
Josh Vogel — Sidoti & Company — Analyst
Okay. Now given the improving economic climate, and we’re seeing much more encouraging data of late, and maybe you don’t want to comment at this point in time, but if you could that will be great. If you saw same-unit sales growth resuming in 2010, and if so would it be near historical levels?
Steven Gerard — CBIZ, Inc. — Chairman and CEO
It’s too early for us to call 2010, we’re just in the beginning of our budgeting for next year, so we will be in a better position to call that on the next conference call. I don’t think it’s appropriate. However, I’ll make the following comments. Typically our client base is a little slower when they slowdown, but a little slower to climb out of it. While we are seeing some encouraging gross macro data coming out it really hasn’t hit our client base at this point. And while I expect 2010 to show revenue growth and I expect 2010 will show even greater percentage earnings growth above the revenue growth, it’s much, much too soon for us to call the economic turnaround as it hit our clients.
Josh Vogel — Sidoti & Company — Analyst
Okay. Now, Ware you were talking about Employee Services, I was curious how much revenue comes from retirement advisory service?
Ware Grove — CBIZ, Inc. — SVP, CFO
I want to say roughly 10%, slightly more than 10% of that segment’s revenue comes from retirement advisory services.
Josh Vogel — Sidoti & Company — Analyst

Okay. And now while that business is down year-over-year, with asset values increasing throughout the year, have you seen that business pick up in Q3 over Q’s 1 and 2?
Ware Grove — CBIZ, Inc. — SVP, CFO
Well, a little bit, but remember there’s a bit of a trailing impact here, so that as equity values generally are lower this year compared to a year-ago, the comparisons are a little easier but still not favorable yet.
Josh Vogel — Sidoti & Company — Analyst
Okay. And I’m sorry, I may have missed it, but did you discuss what the margins were less the deferred comp plan?
Ware Grove — CBIZ, Inc. — SVP, CFO
Yes we did, and let me go over those again with you, and I’d just talk about the operating and income margins Josh.
Josh Vogel — Sidoti & Company — Analyst
Okay.
Ware Grove — CBIZ, Inc. — SVP, CFO
For the nine months, if you eliminate the deferred comp impact in 2009 for nine months, its 9.7%.
Josh Vogel — Sidoti & Company — Analyst
Okay.
Ware Grove — CBIZ, Inc. — SVP, CFO
And in 2008 it’s 9.8%.
Josh Vogel — Sidoti & Company — Analyst
Okay.
Ware Grove — CBIZ, Inc. — SVP, CFO
That’s pretty consistent with the 10 basis point pre-tax decline for the nine months.
Josh Vogel — Sidoti & Company — Analyst
Okay. And did you have third quarter?
Ware Grove — CBIZ, Inc. — SVP, CFO
I do. For the third quarter, again eliminating the deferred comp impact, it would be 5.4% in ‘09 and 6.1% in ‘08.
Josh Vogel — Sidoti & Company — Analyst
Okay. And you don’t have the gross margin numbers?
Ware Grove — CBIZ, Inc. — SVP, CFO

No I didn’t break it out by gross and by G&A.
Josh Vogel — Sidoti & Company — Analyst
Okay, and just lastly and I’ll jump back in the queue. Do you guys see yourselves paying down any more debt between now and year end?
Ware Grove — CBIZ, Inc. — SVP, CFO
Yes. I would suspect, now it all depends on acquisition activity of course, but between $5 million and $10 million.
Josh Vogel — Sidoti & Company — Analyst
Okay, great. Thanks a lot.
Operator
Our next question comes from Bill Sutherland from Boenning & Scattergood. Please go ahead.
Bill Sutherland — Boenning & Scattergood — Analyst
Thanks, good morning. Ware, while you got your notes out there on the EBIT adjusted for the deferred comp, that’s 5.4% in Q3 for EBIT in ‘09 this year versus 6.1% a year-ago.
Ware Grove — CBIZ, Inc. — SVP, CFO
That is operating income —
Bill Sutherland — Boenning & Scattergood — Analyst
Right.
Ware Grove — CBIZ, Inc. — SVP, CFO
Yes.
Bill Sutherland — Boenning & Scattergood — Analyst
But so it’s still down 70 bps?
Ware Grove — CBIZ, Inc. — SVP, CFO
Yes, a decline of 70 basis points.
Bill Sutherland — Boenning & Scattergood — Analyst
So, can you just help me understand the greater decline in Q3, is it related to the severance and bad debt?
Ware Grove — CBIZ, Inc. — SVP, CFO
Yes. I think because Q3 is a little lighter seasonally in revenue, some of the things we talked about have a proportionately higher impact.
Bill Sutherland — Boenning & Scattergood — Analyst

That’s the main thing then.
Ware Grove — CBIZ, Inc. — SVP, CFO
Yes, it is. There was nothing unique in the third quarter. If we have $1.6 million of severance year-to-date, I think about $350 million or $360 million of that occurred in the third quarter.
Bill Sutherland — Boenning & Scattergood — Analyst
Okay, so nothing —
Ware Grove — CBIZ, Inc. — SVP, CFO
So that continued to have an impact in the third quarter.
Bill Sutherland — Boenning & Scattergood — Analyst
But nothing disproportionate that would have caused it to be offset much more other than the fact that it’s a smaller base to work from?
Ware Grove — CBIZ, Inc. — SVP, CFO
I think that’s the primary thing. We just have a smaller base to work from.
Bill Sutherland — Boenning & Scattergood — Analyst
Okay. I think also when you are doing the same-unit stats growth, on National Practices I don’t think you gave out the third quarter or maybe I just missed it?
Ware Grove — CBIZ, Inc. — SVP, CFO
Okay, I may have overlooked that. I think we were down, what did I say, 7% year-to-date?
Bill Sutherland — Boenning & Scattergood — Analyst
Right.
Ware Grove — CBIZ, Inc. — SVP, CFO
I believe it was down roughly 15% for the third quarter.
Bill Sutherland — Boenning & Scattergood — Analyst
Difficult comp or some kind of trend?
Ware Grove — CBIZ, Inc. — SVP, CFO
Well, I don’t know that I have that information, I don’t know that it is a trend. Bear in mind that this is a relatively small segment and that a good half of the revenue comes from our cost-plus relationship with Edward Jones, so that’s pretty steady and that is increasing not reducing. So the balance of it is the tech sales and advisory services through the non Edward Jones clients and that’s been very, very volatile this year.
Bill Sutherland — Boenning & Scattergood — Analyst

In Q4, as you looked at your guidance when you put it out this morning, what assumptions are you making for same-unit trends into Q4? I assume you are basing it on how things are entering the quarter? In other words, do you think same-unit trends will be similar?
Ware Grove — CBIZ, Inc. — SVP, CFO
Yes, I think the third quarter has been better than an anomaly again, it’s seasonally challenging for us in the third quarter. So we are looking for some modest improvement from the third quarter numbers and something more in line with the nine-month numbers —
Bill Sutherland — Boenning & Scattergood — Analyst
Okay.
Ware Grove — CBIZ, Inc. — SVP, CFO
For the full year and for the fourth quarter.
Bill Sutherland — Boenning & Scattergood — Analyst
Okay. That’s helpful.
Steven Gerard — CBIZ, Inc. — Chairman and CEO
And Bill let me give you just a little bit more color on the National Practices question. Keep in mind that this a $40 million annual area, $20 million or about half of it, as Ware says, comes from Edward Jones, which is on the cost-plus basis which is growing for us. So what we are really looking at is a $20 million segment and we have made a strategic decision to keep those businesses going albeit somewhat staffed in a lighter way because we believe we have business opportunities in the future. But the fact is that in that business segment, they didn’t do a whole lot in the third quarter.
Bill Sutherland — Boenning & Scattergood — Analyst
Okay. Ware, any additional severance expected in Q4?
Ware Grove — CBIZ, Inc. — SVP, CFO
Nothing significant, we are continuing to look at the businesses across the board, but nothing significant.
Bill Sutherland — Boenning & Scattergood — Analyst
Okay and then finally Steve, if you could just elaborate a bit on your comment, or your sense of it, on your customer base, I guess primarily in financial and employment, lags into a downturn and lags out, if you could kind of go into what your thinking is there, what are the characteristics that you are kind of referring to?
Steven Gerard — CBIZ, Inc. — Chairman and CEO
I believe that the sentiment of our traditional client, which is a small to mid sized Company, is a conservative posture now. We are not seeing them invest. We are not seeing them expand. We are not seeing them aggressively go after new projects and new products. It is very much pulling the horns and watch the cash. I’m expecting that sentiment to continue into next year notwithstanding whatever growth numbers we may read about in this morning’s paper. Also keep in mind that many of these businesses are owned by families and individuals. So we’re already seeing a significant erosion in their personal net worths or in their retirement plans. I believe that has a psychological impact on the decisions they make. So in general, I believe that our clients are not getting worse, I believe they are stable, they are paying their bills, they have cut back their services with us as they have with all of their service providers. And I expect some of that will lapse into next year. Now it’s different by industry group, but in general that’s my sense. And I think that’s what we’ve seen before is that they may be slower going in and a little bit slower coming out.
Bill Sutherland — Boenning & Scattergood — Analyst
Okay, do you think that would kind of make you more key to the unemployment trend which lags too I guess?

Steven Gerard — CBIZ, Inc. — Chairman and CEO
I think the unemployment trend was clearly at lags. I think it may mirror that. We may be at a point with unemployment where we have bottomed or pretty much bottomed. Again the upturn will be slower than the crash and I am expecting that in our general businesses. Having said that there are a number of exciting opportunities on the horizon that will make up for that. But in general, if you are asking about the psyche of our traditional client, that’s what I think it is.
Bill Sutherland — Boenning & Scattergood — Analyst
And let me sneak in one more and then I’ll get off. Did you guys talk about the cross-selling?
Steven Gerard — CBIZ, Inc. — Chairman and CEO
We did not, but cross-serving year-to-date is approximately $15 million, which is pretty much on par with where it was last year. We have a much higher target and we are working hard to hit that target for the year. But I would say that cross-serving pretty much mirrors the revenue activity that we have.
Bill Sutherland — Boenning & Scattergood — Analyst
Great. Thanks guys.
Steven Gerard — CBIZ, Inc. — Chairman and CEO
Okay, Bill.
Operator
(Operator Instructions). And our next question comes from Jim MacDonald from First Analysis. Please go ahead.
Jim MacDonald — First Analysis — Analyst
Hey, good morning guys. Just quickly on the tax, I’m calculating that by the fourth quarter we are back to 40%, is that about right?
Ware Grove — CBIZ, Inc. — SVP, CFO
I think for the full-year Jim, we are looking at something between 39% and 39.25% for the full-year at this stage.
Jim MacDonald — First Analysis — Analyst
Okay. But you’re not commenting now?
Ware Grove — CBIZ, Inc. — SVP, CFO
No comments specifically on the fourth quarter, but I think that is pretty consistent with the nine-month rate.
Jim MacDonald — First Analysis — Analyst
Okay.
Ware Grove — CBIZ, Inc. — SVP, CFO
So that would infer a consistent rate in the fourth quarter.

Jim MacDonald — First Analysis — Analyst
And cost savings programs, maybe if you could give a little more color about those and can you talk about the impact of the cost savings programs in the fourth quarter and kind of going forward?
Steven Gerard — CBIZ, Inc. — Chairman and CEO
I think the cost savings program are specific to each business units we have made. We have eliminated almost all of the clearly discretionary expense items. We have reduced headcount or right sized our organizations based on the revenue we see in them, perform or expect them to have. In our MMP business, we are actually redoing the process there, with a combination of some offshoring and some technology improvements, which is one of the reasons why their margins are improving. So each business unit has tightened down as best they can, but also keep in mind that as a professional services Company we’ve got to be prepared for the first quarter of next year and the second quarter of next year. So while we are cutting back our expenses everyplace we can, we are not cutting out the critical people, with our clients going forward, and if that means degradation in margin, we are prepared for that. So our headcount is down, each of the businesses is working on process improvements and have basically cut out all what I would consider discretionary expenses.
Jim MacDonald — First Analysis — Analyst
And can you quantify that at all, like saving a couple of million a quarter?
Steven Gerard — CBIZ, Inc. — Chairman and CEO
Yes, I think we can but may be we need to get back to you. I don’t want to go off the top of my head, though I normally do. We probably could come up with some better numbers. It is significant within the expense base but to give you an aggregate would be tough right now.
Jim MacDonald — First Analysis — Analyst
Okay, thanks very much.
Ware Grove — CBIZ, Inc. — SVP, CFO
Okay, Jim.
Operator
Our next question comes from Ted Hillenmeyer from Northstar Partners. Please go ahead.
Ted Hillenmeyer — Northstar Partners — Analyst
Hi, guys. I apologize if any of these are repeats, I had to jump out. Earnouts, what’s the dollar amount of likely earnouts to be paid in the future?
Ware Grove — CBIZ, Inc. — SVP, CFO
We have, assuming that all of our transactions earn their maximum potential. We have approximately $25 million scheduled for next year 2010 and about $20 million in each of the next following years 2011 and 2012.
Ted Hillenmeyer — Northstar Partners — Analyst
And then Steve, you mentioned, I know you have not given guidance for 2010 but you mentioned just in general seeing growth, were you talking about overall or was that just same-store sales growth?
Steven Gerard — CBIZ, Inc. — Chairman and CEO
No, I was referring to a same-store sales growth, we’re not commenting on acquisitions at this point until they are done.

Ted Hillenmeyer — Northstar Partners — Analyst
Okay. But it’s hopefully positive same-store sales as opposed to acquisitions that were done in 2009, creating growth in 2010.
Steven Gerard — CBIZ, Inc. — Chairman and CEO
Yes. If that’s your question. I expect 2010 to have same-store growth without any consideration of acquisitions made in 2009 and I’m expecting 2010 to have earnings growth or EPS growth greater than the revenue growth and we need to quantify that when we finish the budget process.
Ted Hillenmeyer — Northstar Partners — Analyst
Okay, and then the last one. I didn’t catch if on your cash earnings, I thought you mentioned maybe one-time items in there, not the non-cash items, but is the $51 million, $51.4 million a legit number for nine months for 2009.
Ware Grove — CBIZ, Inc. — SVP, CFO
I’m sorry, I don’t think there are any one-time items in either year.
Ted Hillenmeyer — Northstar Partners — Analyst
It must have been something else. That was it then.
Ware Grove — CBIZ, Inc. — SVP, CFO
Okay, Ted.
Ted Hillenmeyer — Northstar Partners — Analyst
Thanks guys.
Operator
And at this time I show no questions.
Steven Gerard — CBIZ, Inc. — Chairman and CEO
Okay. Well, we appreciate the continued support we get from our analysts and shareholders. We greatly appreciate the hard work of all of our employees who have gone through clearly the most difficult year in their careers with us at CBIZ. We’re pleased with our results year-to-date, and we look forward to hitting our target numbers for the full year. And with that, I’ll thank everyone and we’ll look forward to talking to you in January.
Operator
Thank you ladies and gentlemen. This concludes today’s conference. Thank you for participating, you may all disconnect.